Exhibit 99.(a)(ii)

AMENDMENT NO. 1

TO THE

DECLARATION OF TRUST

OF

TEKLA HEALTHCARE GROWTH & INCOME FUND

This AMENDMENT NO. 1 to the DECLARATION OF TRUST (the “Declaration”) of Tekla Healthcare Growth & Income Fund (the “Trust”) dated April 2, 2014, is made by the sole initial Trustee named below:

WHEREAS, the Trustee desires to amend the Declaration to change the name of the Trust to “Tekla Healthcare Opportunities Fund” effective as of April 4, 2014;

NOW, THEREFORE, in consideration of the foregoing premises, the undersigned, being the sole initial Trustee of the Trust and, in accordance with Section 8.3(a) of the Declaration, hereby amends Article 1, Section 1.1 of the Declaration as follows:

Section 1.1                    Name.    The Name of Trust is “Tekla Healthcare Opportunities Fund”.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 4th day of April, 2014.

/s/ Daniel R. Omstead
Daniel R. Omstead, as Trustee